EXHIBIT 99.1

Press Release for Immediate Release

For further information, please contact:
Edward H. Sibbald, Executive Vice President
(708) 865-1053

MBHI Board of Directors Announce Retirement of Brad Luecke, CEO.
James J. Giancola is Named as New President and CEO

MELROSE PARK, IL, (September 28, 2004) – The Board of Directors of Midwest Banc Holdings, Inc. (NASDAQ ticker symbol MBHI) and its subsidiary, Midwest Bank and Trust Company, announced this afternoon the retirement of Brad A. Luecke, President, CEO and Director. The effective date of Mr. Luecke’s retirement is October 6, 2004.

The joint boards thanked Mr. Luecke for his fourteen years of service during which Midwest Bank and Trust Company grew from $300 million to over $2 billion in assets. Midwest Banc Holdings, Inc. grew from $900 million in 1997 to $2.4 billion in assets in 2004.

At the joint meeting of the two entities held today, the Directors of both Midwest Banc Holdings, Inc. and Midwest Bank and Trust Company accepted Mr. Luecke’s decision to retire; at the same meeting Mr. James J. Giancola was approved as President, CEO and Director of the two entities, effective immediately.

Mr. Giancola brings over 30 years of industry experience to this position. Most recently, he was President of Fifth Third Bank, Indiana (NASDAQ ticker symbol FITB). Prior to that, he was President and CEO of CNB Bancshares (formerly NYSE ticker symbol BNK). CNB Bancshares was a seven billion dollar bank holding company in Evansville, Indiana, with operations in five Midwest states. CNB was acquired by Fifth Third Bank in 1999. Prior to his tenure at CNB, Mr. Giancola was President of Gainer Bank, located in Northwest Indiana.

Mr. Giancola is a graduate of Harvard University and has done postgraduate work at Suffolk University and the University of Colorado. He recently received an honorary doctorate from the University of Southern Indiana.

Mr. Giancola and his wife Sally are in the process of relocating to the Chicago area.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc. and Midwest Bank Insurance Services, L.L.C. Midwest Bank and Trust Company is a full service community bank with a network of seventeen banking centers serving communities in Cook, DuPage, McHenry and Lake Counties.

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